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                                                                   EXHIBIT 12.5

                             ACUPAC PACKAGING, INC.
                         FIXED CHARGE RATIO COMPUTATION
                                (GUARANTORS ONLY)

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                                                           FOR THE PERIOD JUNE 2, 1999 TO
                                                                  DECEMBER 31, 1999
                                                           ------------------------------
                                                               (DOLLARS IN THOUSANDS)
Income (loss) before taxes ..............................           $    931
Fixed charges reflected in income (loss) before taxes
   Interest expense .....................................                  3
   One third of rental expenses .........................                 62
                                                                    --------
Total fixed charges .....................................                 65
                                                                    --------


Income (loss) before taxes plus fixed charges above .....           $    996
                                                                    ========
Fixed charge ratio ......................................             15.32x
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